Exhibit 99.1

Contact:	Pete De Spain
Sr. Director, Investor Relations &
Corporate Communications
(858) 792-3729
pete.despain@marshalledwardsinc.com

MARSHALL EDWARDS RECEIVES POSITIVE RESPONSE FROM NASDAQ

San Diego – March 16, 2011 – Marshall Edwards, Inc. (Nasdaq: MSHL), an oncology company focused on the clinical development of novel therapeutics targeting cancer metabolism, announced today that it has received a positive response from the NASDAQ Listing Qualifications Panel indicating that the Company’s request for a transfer and continued listing on The NASDAQ Capital Market has been granted pending verification by the Listing Qualifications Staff. The Company’s securities will begin trading on The NASDAQ Capital Market effective with the open of business today, March 16, 2011.

The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and comply with NASDAQ’s corporate governance requirements. The transfer of the Company’s listing from The NASDAQ Global Market to The NASDAQ Capital Market should have no impact on trading in the Company’s shares, and the Company’s stock will continue to trade on NASDAQ under the symbol MSHL.

About Marshall Edwards

Marshall Edwards, Inc. (Nasdaq: MSHL) is a San Diego-based oncology company focused on the clinical development of novel anti-cancer therapeutics. The Company’s lead programs focus on two families of small molecules that result in the inhibition of tumor cell metabolism. The first and most advanced is a NADH oxidase inhibitor program that includes lead drug candidate NV-143. The second is a mitochondrial inhibitor program that includes NV-128 and its next-generation candidate NV-344. Both programs are expected to advance into the clinic in 2011. For more information, please visit www.marshalledwardsinc.com.

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